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Exhibit 99.(a)(7)

Return of Cash and Notice of Initial Repurchase Offer

June 15, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

National Grid Transco plc, a public limited company organized under the laws of England and Wales ('NGT' or the 'Company'), is engaging in a Return of Cash by way of an issuance of B Shares. The Return of Cash is composed of the issuance of B Shares, the B Share Alternatives and the Share Capital Consolidation. The Return of Cash will be made to record holders of NGT's Existing Ordinary Shares as of 5:00 p.m. (London time) on July 29, 2005 and to record holders of NGT's Existing ADRs as of 5:00 p.m. (New York City time) on July 29, 2005. Unless otherwise defined herein, capitalized terms have the meaning given to them in the U.S. Supplemental Memorandum.

B Share Issuance

Holders of Existing Ordinary Shares shall be entitled to one B Share per Existing Ordinary Share they hold as of July 29, 2005. In the case of holders of Existing ADRs, since each Existing ADR represents five Existing Ordinary Shares, such holders are entitled to receive five B Shares per Existing ADR they hold as of July 29, 2005. Each B Share entitles its holder to receive 65 pence in cash and since holders of Existing ADRs will receive five B Shares per Existing ADR, such holders will be entitled to £3.25 per Existing ADR.

B Share Alternatives

Holders of B Shares have three alternative ways in which they can receive their 65 pence per B Share: (i) a Single B Share Dividend; or (ii) an Initial Repurchase Offer; or (iii) Future Repurchase Offers. In connection with the Initial Repurchase Offer, the Company has filed a Tender Offer Statement on Schedule TO dated June 15, 2005 (the 'Schedule TO') with the SEC. Copies of the Schedule TO are available free of charge from EDGAR on the SEC's website http://www.sec.gov and the U.S. Information Agent upon request.

Share Capital Consolidation

In conjunction with the issue of the B Shares, NGT intends to engage in a Share Capital Consolidation, or reverse stock split, in order to maintain the trading value of the Existing Ordinary Shares and Existing ADRs (subject to normal market movements) despite the cash payment of 65 pence per Existing Ordinary Share or £3.25 per Existing ADR. The Share Capital Consolidation will be carried out by subdividing and consolidating each Existing Ordinary Share and Existing ADR which will result in New Ordinary Shares and New ADRs being issued. U.S. Shareholders will receive 43 New Ordinary Shares for every 49 Existing Ordinary Shares owned as of 5:00 p.m. (London time) on July 29, 2005. ADR Holders will receive approximately 0.88 New ADRs for each Existing ADR owned as of 5:00 p.m. (New York City time) on July 29, 2005.

Further Information

For your information and for forwarding to those of your clients for whom you hold Existing ADRs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.
The U.S. Supplemental Memorandum;

2.
The Schedule TO;

3.
A printed form of letter to be sent by you to your clients for whose account you hold Existing ADRs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Return of Cash; and

4.
A Letter of Election and Transmittal Instruction Booklet, which includes Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Payment in respect of B Shares for which the Single B Share Dividend or the Initial Repurchase Offer has been validly and timely elected (or deemed to have been elected) will be made after the end of the Election Period, during the week of August 22, 2005. No B Share elections may be made by U.S. Shareholders in respect of Existing Ordinary Shares by means of the Letter of Election and Transmittal. An Election Form for accepting the Initial Repurchase Offer in respect of Existing Ordinary Shares can be obtained by contacting Capita IRG Plc, the U.K. Receiving and Information Agent, at 011-44-208-639-3390. Except as set out in 'Part 2 – Supplemental Information for ADR Holders' of the U.S. Supplemental Memorandum, NGT will not pay any fees or commissions to any broker, dealer or other person for soliciting elections in connection with the Return of Cash with respect to B Shares held by ADR Holders.

Questions and requests for assistance or for additional copies of the U.S. Supplemental Memorandum, the Letter of Election and Transmittal and other Return of Cash materials may be directed to the U.S. Information Agent, Mellon Investor Services, LLC, at 1-800-241-6711, and will be furnished promptly free of charge. Any inquiries you may have with respect to the Return of Cash should be addressed to the U.S. Information Agent. Requests for additional copies of the enclosed materials and of the U.S. Supplemental Memorandum may be made to them by calling the telephone number noted above.

Very truly yours,

National Grid Transco plc

THE INITIAL REPURCHASE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE ELECTION PERIOD UNDER THE RETURN OF CASH. THE ELECTION PERIOD FOR ACCEPTANCES AND WITHDRAWALS WITH RESPECT TO THE INITIAL REPURCHASE OFFER WILL EXPIRE AT 11:30 A.M. (NEW YORK CITY TIME), OR 4:30 P.M. (LONDON TIME), ON AUGUST 5, 2005, UNLESS EXTENDED TO A LATER CLOSING DATE. HOLDERS OF B SHARES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE INITIAL REPURCHASE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE ELECTION PERIOD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF NGT, THE TENDER AGENT OR THE U.K. RECEIVING AND INFORMATION AGENT OR THE U.S. INFORMATION AGENT AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE U.S. SUPPLEMENTAL MEMORANDUM, THE LETTER OF ELECTION AND TRANSMITTAL OR OTHER ACCOMPANYING MATERIALS.

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  Exhibit 99.(a)(7)
Return of Cash and Notice of Initial Repurchase Offer